Exhibit 99.1
For Immediate Release
United Therapeutics Corporation Reports Third Quarter 2026 Financial Results
SILVER SPRING, Md. and RESEARCH TRIANGLE PARK, N.C., November 4, 2026: United Therapeutics Corporation (Nasdaq: UTHR), a public benefit corporation, today announced its financial results for the quarter ended September 30, 2026. Total revenues in the third quarter of 2026 increased by four percent year-over-year to $832.5 million, compared to $799.5 million in the third quarter of 2025.
“United Therapeutics is entering a period of extraordinary growth. We are advancing a portfolio of new therapies designed to exponentially increase the number of patients we can serve,” said Martine Rothblatt, Ph.D., Chairperson and Chief Executive Officer of United Therapeutics.
“Our record third quarter revenue performance reflects a business operating at a very high level, driven by strong commercial momentum and focused execution across our organization,” said Michael Benkowitz, President and Chief Operating Officer of United Therapeutics. “Our strategies are delivering, securing an increasingly strong position to leverage our commercial operations. With a durable and robust foundation combined with significant new opportunities across cardiopulmonary and respiratory medicine rapidly approaching, we believe we have the strongest growth outlook in our history.”
Third Quarter 2026 Financial Results
Key financial highlights include (dollars in millions, except per share data):

	Three Months Ended September 30,		Dollar Change	Percentage Change
	2026	2025

Total revenues	$832.5	$799.5	$33.0	4%
Net income	$258.6	$338.7	$(80.1)	(24)%
Net income, per basic share	$6.06	$7.73	$(1.67)	(22)%
Net income, per diluted share	$5.71	$7.16	$(1.45)	(20)%

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Revenues
The table below presents the components of total revenues (dollars in millions):

	Three Months Ended September 30,		Dollar Change	Percentage Change
	2026	2025
Net product sales:
Tyvaso DPI®	$378.5	$336.2	$42.3	13%
Nebulized Tyvaso®	125.3	141.8	(16.5)	(12)%
Total Tyvaso	503.8	478.0	25.8	5%
Remodulin®(1)	122.0	125.9	(3.9)	(3)%
Orenitram®	145.0	131.1	13.9	11%
Unituxin®	52.3	47.9	4.4	9%
Adcirca®	4.5	9.7	(5.2)	(54)%
Other	4.9	6.9	(2.0)	(29)%
Total revenues	$832.5	$799.5	$33.0	4%
(1) Net product sales include sales of infusion devices, including the Remunity® and RemunityPRO® Pumps.
Total Tyvaso revenues increased by five percent to $503.8 million in the third quarter of 2026, as compared to $478.0 million in the third quarter of 2025, driven by growth in Tyvaso DPI revenues, partially offset by a decrease in Nebulized Tyvaso revenues. The growth in Tyvaso DPI revenues resulted primarily from an increase in quantities sold of $43.9 million and a price increase, partially offset by higher gross-to-net deductions. The decrease in Nebulized Tyvaso revenues resulted primarily from a decrease in U.S. quantities sold of $20.0 million, partially offset by a price increase. We believe the availability of competitive therapies negatively impacted sales of Nebulized Tyvaso, Tyvaso DPI, and Remodulin for the three months ended September 30, 2026. The growth in Orenitram revenues resulted primarily from an increase in quantities sold of $14.9 million and a price increase, partially offset by an increase in gross-to-net deductions.
The table below presents the breakdown of total revenues between the United States and rest-of-world (ROW) (in millions):

	Three Months Ended September 30,
	2026			2025
	U.S.	ROW	Total	U.S.	ROW	Total
Net product sales:
Tyvaso DPI	$378.2	$0.3	$378.5	$336.2	$—	$336.2
Nebulized Tyvaso	118.0	7.3	125.3	133.9	7.9	141.8
Total Tyvaso	496.2	7.6	503.8	470.1	7.9	478.0
Remodulin(1)	108.5	13.5	122.0	110.7	15.2	125.9
Orenitram	145.0	—	145.0	131.1	—	131.1
Unituxin	49.9	2.4	52.3	46.5	1.4	47.9
Adcirca	4.5	—	4.5	9.7	—	9.7
Other	4.4	0.5	4.9	6.7	0.2	6.9
Total revenues	$808.5	$24.0	$832.5	$774.8	$24.7	$799.5
(1) Net product sales include sales of infusion devices, including the Remunity and RemunityPRO Pumps.

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Expenses
Cost of sales. The table below summarizes cost of sales by major category (dollars in millions):

	Three Months Ended September 30,		Dollar Change	Percentage Change
	2026	2025
Category:
Cost of sales	$98.0	$100.0	$(2.0)	(2)%
Share-based compensation expense(1)	1.1	0.9	0.2	22%
Total cost of sales	$99.1	$100.9	$(1.8)	(2)%
(1)See Share-based compensation expense below.
Research and development expense. The table below summarizes the nature of research and development expense by major expense category (dollars in millions):

	Three Months Ended September 30,		Dollar Change	Percentage Change
	2026	2025
Category:
External research and development(1)	$77.1	$63.5	$13.6	21%
Internal research and development(2)	61.0	50.8	10.2	20%
Share-based compensation expense(3)	11.1	8.4	2.7	32%
Other(4)	130.0	4.8	125.2	NM(5)
Total research and development expense	$279.2	$127.5	$151.7	119%
(1)External research and development primarily includes fees paid to third parties (such as clinical trial sites, contract research organizations, and contract laboratories) for preclinical and clinical studies and payments to third-party contract manufacturers before regulatory approval of the relevant product.
(2)Internal research and development primarily includes salary-related expenses for research and development functions, internal costs to manufacture product candidates before regulatory approval, and internal facilities-related expenses, including depreciation, related to research and development activities.
(3)See Share-based compensation expense below.
(4)Other primarily includes costs to acquire certain in-process research and development (IPR&D) assets, upfront fees and milestone payments to third parties under license agreements related to development-stage products, and adjustments to the fair value of our contingent consideration obligations.
(5)Calculation is not meaningful.
Research and development, excluding share-based compensation. The increase in research and development expense for the three months ended September 30, 2026, as compared to the same period in 2025, was primarily due to: (1) an increase in IPR&D expense in connection with the acquisition of Thymmune Therapeutics, Inc. (Thymmune), which we accounted for as an asset acquisition; (2) an increase in expenditures related to manufactured organ and organ alternative projects; and (3) an increase in expenditures related to cardiopulmonary treatment projects.

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Selling, general, and administrative expense. The table below summarizes selling, general, and administrative expense by major category (dollars in millions):

	Three Months Ended September 30,		Dollar Change	Percentage Change
	2026	2025
Category:
General and administrative(1)	$143.1	$123.7	$19.4	16%
Litigation accrual	(66.5)	0.8	(67.3)	NM(3)
Sales and marketing	41.0	28.3	12.7	45%
Share-based compensation expense(2)	28.8	29.8	(1.0)	(3)%
Total selling, general, and administrative expense	$146.4	$182.6	$(36.2)	(20)%
(1)    Excluding litigation accrual. See Litigation accrual section below.
(2)    See Share-based compensation expense below.
(3)    Calculation is not meaningful.
General and administrative, excluding litigation accrual and share-based compensation. The increase in general and administrative expense for the three months ended September 30, 2026, as compared to the same period in 2025, was primarily due to: (1) an increase in personnel expense due to growth in headcount; (2) an increase in legal expenses related to litigation matters; and (3) an increase in consulting expenses.
Litigation accrual. The change in litigation accrual for the three months ended September 30, 2026, as compared to the same period in 2025, was primarily due to the reversal of a previously accrued liability related to the Sandoz litigation matter, which we agreed to settle in October 2026 in connection with our settlement with Liquidia Technologies, Inc. The Sandoz litigation matter was dismissed on October 28, 2026. See Note 12—Litigation to our consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2026.
Sales and marketing, excluding share-based compensation. The increase in sales and marketing expense for the three months ended September 30, 2026, as compared to the same period in 2025, was primarily due to an increase in personnel expense due to growth in headcount.
Share-based compensation expense. The table below summarizes share-based compensation expense by major category (dollars in millions):

	Three Months Ended September 30,		Dollar Change	Percentage Change
	2026	2025
Category:
Stock options	$11.0	$11.3	$(0.3)	(3)%
Restricted stock units	29.1	27.1	2.0	7%
Employee stock purchase plan	0.9	0.7	0.2	29%
Total share-based compensation expense	$41.0	$39.1	$1.9	5%
Interest income. Interest income was $33.7 million and $46.4 million for the three months ended September 30, 2026 and 2025, respectively. The decrease in interest income was primarily due to a decrease in marketable investments due to the sale of securities to fund our three accelerated share repurchase agreements with Citibank, N.A. (Citi): two agreements executed in March 2026 to repurchase approximately $1.5 billion of our common stock (the March 2026 ASRs) and one agreement executed in September 2026 to repurchase approximately $477.6 million of our common stock (the September 2026 ASR).

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Other income, net. Other income, net was $34.2 million and $6.1 million for the three months ended September 30, 2026 and 2025, respectively. The increase in other income was primarily due to net realized and unrealized gains on equity securities.
Income tax expense. Income tax expense for the three months ended September 30, 2026 and 2025 was $114.2 million and $99.3 million, respectively. Our effective income tax rate (ETR) for the three months ended September 30, 2026 and 2025 was 31 percent and 23 percent, respectively. Our ETR for the three months ended September 30, 2026 increased compared to our ETR for the three months ended September 30, 2025, primarily due to nondeductible IPR&D expense related to the acquisition of Thymmune, which was capitalized for tax purposes into the basis of the stock acquired.
Share repurchases. In March 2026, our Board of Directors approved a share repurchase program authorizing up to $2.0 billion in aggregate repurchases of our common stock. In connection with the repurchase program, we entered into three accelerated share repurchase agreements with Citi: the March 2026 ASRs and the September 2026 ASR. During the three months ended September 30, 2026, we received an additional 215,948 shares of our common stock upon final settlement of the second of the March 2026 ASRs and received an initial delivery of 719,376 shares of our common stock under the September 2026 ASR. The final settlement of the September 2026 ASR is expected to occur in the fourth quarter of 2026.
During the three months ended September 30, 2026, we adopted a Rule 10b5-1 trading plan and repurchased 45,070 shares of our common stock at an aggregate cost of $22.4 million under this share repurchase authorization. The September 2026 ASR utilized the remaining $477.6 million of the share repurchase program authorization, and no amount remained available under the share repurchase program authorized by our Board in March 2026.
During the three months ended September 30, 2026, we repurchased a total of 980,394 shares of our common stock that we currently hold as treasury stock in our consolidated balance sheets as of September 30, 2026.
In October 2026, our Board of Directors approved a share repurchase program authorizing up to $2.0 billion in aggregate repurchases of our common stock through October 21, 2027.
Webcast
We will host a webcast to discuss our third quarter 2026 financial results on Wednesday, November 4, 2026, at 9:00 a.m. Eastern Time. The webcast can be accessed live via our website at https://ir.unither.com/events-and-presentations. An investor presentation is available now, and after the webcast a replay of the webcast will also be available, at the same location on our website.
About United Therapeutics
Founded by CEO Martine Rothblatt to discover a cure for her daughter's life-threatening rare disease, pulmonary arterial hypertension, United Therapeutics transforms the treatment of rare diseases and pioneers alternatives to expand the supply of transplantable organs. From our innovative therapies to our groundbreaking manufactured organs, we are bold and unconventional. We move quickly from scientific theory to practical technologies that can save lives. As a public benefit corporation, even our legal structure reflects our commitments. We serve patients, act with integrity, create long-term shareholder value, and operate with sustainable practices that protect the future we are working to build.
Forward-Looking Statements
Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements related to: our future growth and growth outlook; our portfolio

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of therapies and their potential to exponentially increase the number of patients that we can serve; new opportunities across cardiopulmonary and respiratory medicine; the timing of the final settlement of the September 2026 ASR; the timing, structure and use of our share repurchase program; and our goals of innovating for the unmet medical needs of our patients and to benefit our other stakeholders, furthering our public benefit purpose of developing novel pharmaceutical therapies and technologies that expand the availability of transplantable organs. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of November 4, 2026, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events, or any other reason.
ORENITRAM, REMODULIN, REMUNITY, REMUNITYPRO, TYVASO, TYVASO DPI, and UNITUXIN are registered trademarks of United Therapeutics Corporation.
ADCIRCA is a registered trademark of Eli Lilly and Company.

For Further Information Contact:
Investor Inquiries
https://ir.unither.com/contact-ir
Media Inquiries
communications@unither.com

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UNITED THERAPEUTICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended September 30,
	2026	2025
	(Unaudited)
Total revenues	$832.5	$799.5
Operating expenses:
Cost of sales	99.1	100.9
Research and development	279.2	127.5
Selling, general, and administrative	146.4	182.6
Total operating expenses	524.7	411.0
Operating income	307.8	388.5
Interest income	33.7	46.4
Interest expense	(2.9)	(3.0)
Other income, net	34.2	6.1
Total other income, net	65.0	49.5
Income before income taxes	372.8	438.0
Income tax expense	(114.2)	(99.3)
Net income	$258.6	$338.7
Net income per common share:
Basic	$6.06	$7.73
Diluted	$5.71	$7.16
Weighted average number of common shares outstanding:
Basic	42.7	43.8
Diluted	45.3	47.3

SELECTED CONSOLIDATED BALANCE SHEET DATA
(Unaudited, in millions)

September 30, 2026
Cash, cash equivalents, and marketable investments	$3,535.7
Total assets	7,034.1
Total liabilities	758.1
Total stockholders’ equity	6,276.0

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